Exhibit 99.1

BOARD COMPENSATION1

Annual Cash Retainer	$35,000[2]
Board and Committee Meeting Attendance Fee	$1,500[3]
Board Chairman and Committee Chairman Meeting Attendance Fee (in lieu of the $1,500 Board and Committee Meeting Attendance Fee listed above)	$2,000[3]
Audit Committee Chairman Annual Stipend	$10,000[2]
Annual Restricted Stock Grant	4,000 shares[4]
Restricted Stock Grant to New Director Upon Joining the Board	2,500 shares[5]

[1]	Effective January 1, 2006. All amounts are for non-employee directors. Employee-directors do not receive any additional compensation for service on the Board and its Committees.

[2]	Paid in quarterly installments on February 15, May 15, August 15, and November 15.

[3]	Paid following applicable meeting.

[4]	Granted annually immediately following annual meeting of stockholders. Will vest 100% one year after the date of grant.

[5]	Will vest 100% one year after the date of grant.